Exhibit 99.1

Contact:

Kosan Biosciences Incorporated

Susan M. Kanaya

Chief Financial Officer

(510) 732-8400 ext. 5227

kanaya@kosan.com

FOR IMMEDIATE RELEASE

Kosan Announces Offering of 4,500,000 Shares of Common Stock

Hayward, CA. August 4, 2005 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced that it will initiate an offering of 4,500,000 shares of common stock under an existing shelf registration statement. It is currently anticipated that the underwriters will be granted an over-allotment option for an additional 675,000 shares. All of the shares are being sold by Kosan Biosciences Incorporated.

Credit Suisse First Boston, LLC will be acting as sole book-running manager of this offering. SG Cowen & Co., LLC and CIBC World Markets Corp. will be acting as co-managers.

A preliminary prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission but remains subject to completion. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and related prospectus are delivered in final form. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Copies of the preliminary prospectus supplement and related prospectus relating to the offering may be obtained from Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York 10010-3629 (Telephone number 212-325-2580).

About Kosan

Kosan Biosciences currently has two first-in-class anticancer agents in Phase II and Phase Ib clinical trials: KOS-862 (Epothilone D) and 17-AAG, an Hsp90 (heat shock protein 90) inhibitor and geldanamycin analog. Kosan’s most advanced compound, KOS-862, which is in two Phase II clinical trials and multiple Phase Ib clinical trials, and its follow-on compound, KOS-1584, which is in Phase I clinical trials, are partnered with Roche through a global development and commercialization agreement. Kosan is developing 17-AAG and a second-generation geldanamycin analog, KOS-1022 (DMAG), that is in Phase I clinical trials, in collaboration with

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the National Cancer Institute. Kosan is also conducting Phase I and Phase Ib clinical trials of its proprietary formulation of 17-AAG, KOS-953. Kosan has generated a pipeline of additional product candidates for gastrointestinal motility, infectious diseases and cancer based on its proprietary technologies for discovering, developing and manufacturing polyketide analogs. All of Kosan’s product candidates, including those in clinical development, are polyketides. Polyketides are an important class of natural products that have yielded numerous pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases.

This press release contains “forward-looking” statements, including statements related to Kosan’s plans to complete a public offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to investor response to the offering, the trading prices for the common stock of Kosan, other conditions in the financial markets, customary closing conditions related to the public offering, the clinical advancement of Kosan’s product candidates and the costs of conducting clinical studies for these product candidates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

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